Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF

OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following management’s discussion and analysis (“MD&A”) of the financial condition and results of the operations of Northern Graphite Corporation (“Northern” or the “Company”) constitutes management’s review of the factors that affected the Company’s financial and operating performance for the year ended December 31, 2010 compared to the year ended December 31, 2009. This MD&A is dated and has been prepared with information available as of April 27, 2011.

This MD&A should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2010 and related notes. The Company’s financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and reported in Canadian dollars unless otherwise stated. This MD&A has been prepared in conformity with NI 51-102F1.

Cautionary Statement Regarding Forward-Looking Statements

This MD&A contains “forward-looking statements” which reflect management’s expectations regarding the Company’s future growth, results of operations, performance and business prospects and opportunities. Such forward-looking statements may include, but are not limited to, statements with respect to the future financial or operating performance of the Company and its projects, the future price of graphite or other metal prices, the estimation of Mineral Resources, the timing and amount of estimated future production, costs of production, capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, limitations of insurance coverage and the timing and possible outcome of regulatory matters. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others: general business, economic, competitive, political and social uncertainties; the actual results of current exploration activities; conclusions of economic evaluations; fluctuations in currency exchange rates; changes in project parameters as plans continue to be refined; changes in labor costs or other costs of production; future prices of graphite or other industrial mineral prices; possible variations of mineral grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labor disputes and other risks of the mining industry, including but not limited to environmental hazards, cave-ins, pit-wall failures, flooding, rock bursts and other acts of God or unfavorable operating conditions and losses; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; actual results of reclamation activities, and the factors discussed in the section entitled “Risk Factors” in this prospectus. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking statements contained herein are made as of the date of this MD&A and the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise, except as may be required by applicable securities laws. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

Introduction

The Company was incorporated on February 25, 2002 under the Business Corporations Act (Ontario) under the name Industrial Minerals Canada Inc. The Company’s name was changed to Northern Graphite Corporation on March 1, 2010. The Company was incorporated by its former parent company, Industrial Minerals, Inc. (“IDSM”) to develop and hold title to the Bissett Creek graphite project. IDSM is a Delaware corporation which is listed on the over-the-counter bulletin board in the United States (OTC-BB:IDSM) and is a reporting issuer in the Province of British Columbia. The Company was a wholly-owned subsidiary of IDSM until early in 2010 at which time IDSM’s interest in Northern was reduced to 51.2% as a result of certain financing and debt settlement transactions by the Company. Subsequent to the end of 2010, IDSM’s interest in the Company was reduced to 31.5% after it sold 2,000,000 shares of Northern and the Company completed an initial public offering (“IPO”).

Nature of Operations

The Company’s sole focus is the potential development of the Bissett Creek graphite project located in the Country of Renfrew, Province of Ontario (the “Bissett Creek Project”).

The Company filed a mine closure plan with the Ministry of Northern Development and Mines (“MNDM”) in 2004 and acceptance of the mine closure plan by the MNDM authorized the Company to proceed with construction of a mine and processing plant on the Bissett Creek Project. A small processing plant based on a dry recovery process was constructed and a very small amount of material was mined. However, the performance of the dry process was unsatisfactory and commercial operation was never achieved. The Bissett Creek Project was kept on a care and maintenance basis from 2005 until 2010 due to a lack of financing. During this period the Company and IDSM faced severe financial difficulties and went through a number of Board and management changes. Mr. Gregory Bowes, was appointed as a director of the Company on July 9, 2008 and appointed Chief Executive Officer on May 10, 2009, and the Company initially focused its efforts on settling payables, reducing debt, raising financing and developing a plan to move the Bissett Creek Project forward.

In the latter part of 2009 and in 2010, the Company raised approximately $2.4 million in equity financing and issued a total of 11,186,925 common shares and 11,155,571 common share purchase warrants. Subsequent to the end of 2010 the Company completed an IPO which consisted of the sale of 8,000,000 common shares at a price of $0.50 per share and it now has 30,936,925 common shares outstanding. IDSM owns 9,750,000 common shares of the Company, which represents a 31.5% interest. IDSM is currently reviewing various options with respect to its investment in the Company and is considering distributing them to its shareholders on a pro rata basis.

Following the completion of the financings, the Company initiated a metallurgical testing program, an infill and exploration drilling program, a pre-feasibility study and the environmental and permitting review process, all with the objective of positioning the Company to make a construction decision on the Bissett Creek Project in late 2011 or early 2012, subject to positive results from the prefeasibility study and the availability of financing.

The Bissett Creek Project was extensively explored in the 1980’s and over 8,400 metres of drilling was carried out. A full feasibility study was completed, including the calculation of a proven and probable reserve, but the Bissett Creek Project was not developed due to a subsequent decline in the price of graphite. The feasibility study and reserve estimate pre-date NI 43-101 and are non-compliant. Historical information is presented for information purposes only and should not be relied upon. The price of graphite has almost tripled since 2005 due to the ongoing industrialization of emerging economies which has led to demand growth in traditional steel and automotive markets. In addition, lithium-ion batteries, fuel cells and new nuclear technologies are all large users of graphite and have the potential to create substantial additional demand growth in the future. As a result, there is renewed interest in graphite projects and it is timely to pursue the potential development of the Bissett Creek Project.

On May 11, 2010, Northern entered into an agency agreement with respect to a proposed IPO of a minimum offering of 2,000,000 common shares and a maximum offering of 6,000,000 common shares at an issue price of CDN$0.50 per common share for gross proceeds of $1,000,000 and $3,000,000 respectively. On September 10, 2010 Northern filed its preliminary prospectus with securities regulatory authorities in the provinces of Ontario, Alberta and British Columbia with respect to the proposed IPO. On December 8, 2010 and February 28, 2011, Northern filed amended preliminary prospectuses with securities regulatory authorities in the provinces of Ontario, Alberta and British

Columbia and on April 7, 2011 the Company filed the final prospectus with respect to the proposed IPO. The IPO was closed April 18, 2011 and a total of 8,000,000 common shares were issued price of CDN$0.50 per common share for gross proceeds of $4,000,000. Northern paid a 7% cash commission; issued 560,000 compensation warrants with each warrant entitling the holder to purchase one common share for CDN$0.50 for 12 months from the closing date of the offering; and paid the agent’s expenses in connection with the IPO. The common shares commenced trading on the TSX Venture Exchange (the “TSXV”) on April 20, 2011. In anticipation of the IPO, Robert Dinning and Chris Crupi resigned as directors and were replaced by Ronald Little, Donald Christie, Jay Chmelauskas, Iain Scarr and K. Sethu Raman.

In May 2007, IDSM retained SGS Canada Inc., formerly and then named Systèmes Geostat International Inc. (“SGS”), to prepare a NI 43-101 compliant technical report on the Bissett Creek Project, including a preliminary assessment. IDSM received the completed technical report from SGS in December 2007 and intended at that time to proceed with additional exploration drilling, pilot plant testing and preparation of a feasibility study on the Bissett Creek Project. However, due to IDSMs’ lack of financial resources this work was not accomplished and the report prepared by SGS was not filed with securities regulators.

Prospective investors should be aware that certain historical technical disclosure regarding the Bissett Creek Project by IDSM did not comply with NI 43-101 and should not be relied upon.

Gilbert Rousseau P.Eng and Claude Duplessis P.Eng, each independent qualified persons under NI 43-101, of SGS, subsequently prepared a technical report entitled “Technical Report Preliminary Economic Assessment on the Bissett Creek Graphite Property of Industrial Minerals, Inc. & Northern Graphite Corporation” dated July 16, 2010 and revised February 2, 2011 (the “Technical Report”) which is available under the Company’s profile on SEDAR at www.sedar.com. In the Technical Report, SGS updated the preliminary assessment it initially prepared for the Company in December 2007. SGS has also been engaged to complete the pre-feasibility study, which is expected to be finished and filed on SEDAR in the second quarter of 2011. As part of this process, SGS will complete a new set of metallurgical tests to confirm previous results

In July 2010, the Company commenced a 2,500 metre drill program on the Bissett Creek Project with the objectives of upgrading Inferred Resources to Measured Resources and Indicated Resources, confirming results of historical drilling, and expanding the resource to demonstrate the potential to significantly increase production in the future if warranted by graphite demand. The Company has completed approximately 2,900 meters of drilling and is currently reviewing and evaluating the results in conjunction with SGS, and awaiting assays of QA/QC samples, after which it will release the results.

The current resource estimate on the Bissett Creek Project is based on approximately 8,400m of drilling in 242 holes completed during the 1980s. Six confirmation holes were drilled in 2007 and the current program included 13 additional twin and infill holes to further confirm previous results and support the calculation of a proven and probable reserve in the pre-feasibility study. The drill program was also designed to upgrade the existing resource such that the pre-feasibility study can evaluate the economics of a 20 year operation based on Measured Resources and Indicated Resources only.

The Company has also engaged Knight Piesold Consulting to define and complete all environmental and engineering studies required to file a closure plan amendment for the Bissett Creek Project and to prepare and submit all permit applications required to initiate construction and mining. This process includes community and First Nations consulting.

On February 1, 2011, Don Baxter P.Eng was appointed as the President of the Company, while Mr. Bowes resigned as President to focus on the role of Chief Executive Officer. Stephen Thompson was appointed as the Chief Financial Officer of the Company on the same date.

The Company recently expanded the size of the Bissett Creek Project by staking thirteen unpatented mining claims forming part of the Mining Claims, which cover approximately 1,800 hectares.

Qualified Person

Don Baxter P.Eng is the Company’s qualified person as that term is defined within National Instrument 43-101 and is responsible for and supervises all technical aspects of the Bissett Creek Project.

The Bissett Creek Project

The Company holds a 100% interest in the Bissett Creek Project, which contains large crystal graphite flakes in a graphitic gneiss deposit south of the Trans-Canada Highway (Highway 17) and 53 kilometres east of Mattawa, Ontario. The Bissett Creek Project is located in the United Townships of Head, Clara and Maria, in the County of Renfrew, Province of Ontario, approximately 300 km north-northeast of Toronto.

The Bissett Creek Project consists of the Mining Lease, being Ontario mining lease number 106693 issued in 1993 for 21 years covering 564.6 hectares, and the Mining Claims, initially comprised of a group of six unpatented mineral claims covering approximately 624 hectares at the time of preparation of the Technical Report, for a total property area of approximately 1,189 hectares, with the well explored area being less than 60 hectares. The Company recently expanded the size of the Bissett Creek Project by staking thirteen unpatented mining claims forming part of the Mining Claims, which cover approximately 1,800 hectares, with the result that the total property area now covers approximately 2,989 hectares, with the well explored area remaining less than 60 hectares. Northern owns sufficient ground rights for the development of the Bissett Creek Project. Operational permits and environmental authorization certificates are required for the mining of the open pit but it is expected that these approvals will be obtained normally when needed.

Royalties on the Bissett Creek Project include an annual advance payment of $27,000 to the three original prospectors that discovered the property which will be credited against a royalty of $20 per ton of concentrate on net sales once the mine is operational, and a 2.5% NSR on any other minerals derived from the property payable to the same parties.

SGS was retained in May 2007 to prepare a NI 43-101 compliant technical report on the Bissett Creek Project with a preliminary assessment in order to evaluate the economic potential of the Bissett Creek Project. This preliminary assessment was updated in the Technical Report and is preliminary in nature and includes Inferred Resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as Mineral Reserves. As well, there is no certainty that the results of this preliminary assessment will be realized by Northern.

The preliminary assessment in the Technical Report covers the scientific and financial aspects of the Bissett Creek Project, the technical aspect of the mining and the construction and operation of milling facilities capable of processing 870,000 tonnes per year of graphite bearing rock. Annual production should be in the range of 18,500 tonnes of graphitic flakes, spread more or less in the three following size ranges: 30% +35mesh, 40% -35 to +48 mesh and 30% -48 mesh. The pre-production scenario envisaged by Northern requires the stripping of the open pit, a tailings pond, a waste dump site, a polishing pond, a 2,500 tpd concentrator and the construction of a power line from Highway 17 to the mine site.

History

The Bissett Creek Project was first staked by Frank Tagliamonti and associates in 1980. The same year, Donegal Resources Ltd. optioned the Bissett Creek Project but limited work was performed prior to its decision to abandon the property. In 1981, Hartford Resources Inc. (“Hartford”) optioned the Bissett Creek Project and staked an additional 24 claims. In 1984, Princeton Resources Corp. (“Princeton”) acquired a 100% interest in the Bissett Creek Project through the acquisition of Hartford. Hartford had held the claims since 1981 and had conducted some exploration work including line cutting, surveying, and trenching. During the latter part of 1984 through 1986, Princeton carried out a program of mapping, trenching, surveying, drilling, sampling, and testing with the result that 10 million tonnes of approximately 3% graphite were defined. Historical information is provided for informational purposes only. This resource estimate was not completed in accordance with NI 43-101 and therefore should not be relied upon.

In November 1986, North Coast Industries Ltd. (“North Coast”) entered into an option agreement with Princeton whereby North Coast would be awarded a 58% interest in the Bissett Creek Project upon the completion of a batch testing plant, bulk sampling and the production of graphite flake for end user tests. North Coast was awarded its 58% interest in the property in June of 1987 and subsequently acquired Princeton’s remaining 42% interest on February 6, 1989.

In 1986, North Coast hired KHD Canada Inc. (“KHD”) to review the test plant and make process recommendations. In 1987, the results of these recommendations indicated that the Bissett Creek graphite deposit could be concentrated into high grade and high value graphite flakes. A full feasibility study was undertaken and completed in 1989 which deemed the Bissett Creek Project to be viable with a potential +40% IRR. Kilborn Engineering Ltd., KHD, Bacon Donaldson and Associates Ltd. and Cominco Engineering Services Limited determined that the Bissett Creek Project had a minimum of 20 million tonnes of graphitic material grading higher than 3.18% C. Historical information is provided for informational purposes only. The feasibility study and resource estimate were not completed in accordance with NI 43-101 and therefore should not be relied upon. North Coast undertook extensive exploration and evaluation work on the Bissett Creek Project. Exploration work included detailed geologic mapping on a scale of 1:100, 700m of trenching and 2,100m of diamond drilling for a total of 7,232m in 160 holes. Percussion drilling totalling 1,207m in 82 holes was also done. This drilling was carried out on a 64m x 46m grid spacing with infill drilling at 23m x 23m. In addition to the Princeton 3,630 tonne bulk sample, North Coast collected a number of smaller bulk samples for bench test work by KHD and a large 6,668 tonne bulk sample for pilot testing by EKOF Flotation GmbH (“EKOF”) and KHD.

World graphite prices underwent a significant decline in the late 1980’s as China aggressively entered the graphite market, and the Bissett Creek Project was put on hold. North Coast continued to maintain the leases up until 1997 but graphite prices did not recover sufficiently to warrant proceeding with a mine/mill development at Bissett Creek.

In 2002, IDSM, through the Company, took over the Bissett Creek Project and attempted to develop a dry process flow sheet for the recovery of the graphite flakes. A poorly engineered and flawed design resulted in very little product being produced and continuous or commercial operation was never achieved.

In April 2007, IDSM, through a new management group, proceeded to review the past documentation and determined that there was sufficient data to proceed with a preliminary assessment study. Graphite prices had recovered significantly as the future for graphite in some applications is increasing at double digit rates. SGS was contracted in May 2007 to produce a NI 43-101 compliant technical report on the Bissett Creek Project.

Mineral Resource Estimate

In order to be able to properly estimate the Bissett Creek graphite resources, SGS carried out extensive computer modeling of the historical data on the Bissett Creek Project. It should be noted that even if the original data had been computerized in the late1980’s, it was not possible to retrieve it. Requests to SNC-Lavalin (which acquired Kilborn) confirmed that they only had hard copies of the Kilborn reports in their archives. Moreover, the data was done in imperial measures and had to be converted over to metric units. As a result, SGS had to manually enter all of the data to create its resource models.

This process started with computerization of the cross-sections done by the original driller, as well as data from the assay sheets retrieved from the archived records which were available on the Bissett Creek Project. Because of the tremendous amount of historical data in different coordinate systems, the work was tedious, and somewhat complicated by the graphitic carbon assay methods used at that time.

In 2007, SGS’s review of the original results of the two assay methods used confirmed that the loss on ignition (“LOI”) results were designed more as a graphitic indicator, while the LECO methodology provides a more specific assessment of the graphitic carbon content. It is important to mention that the LOI method of analysis should not be used to measure graphite content since pyrite and calcite (carbonate) content which are present in the deposit may distort the appropriate % graphitic carbon values. 1,791 assays were compiled from the 1980’s drilling, 1,433 of which (80% of the historical dataset) had Double LOI and LECO assay values. Linear regression calculations from these data pairs lead to establishing the following predictive equation: predicted LECO = 0.665*LOI + 0.004. The linear regression was applied to the 358 samples (20% of the historical dataset) that were not assayed for LECO, allowing the results to be more effectively extrapolated across the deposit and compared to the 2007 drill program.

These efforts mean that SGS has carried out modern measurements of the graphitic carbon, which in turn have resulted in a more specific analysis of the graphitic carbon. In doing so, SGS was able to confirm that the LECO grades were consistently 66% of the original LOI grades established for the Bissett Creek Project. It also confirmed that the original LECO results were the more accurate assays of the Bissett Creek graphitic grades.

Within the historical data, only the diamond drill holes were used. In SGS’s opinion, the percussion holes did not have enough description on their methodology to ensure they were as reliable as the drill holes. Drill hole positions from maps were digitized in imperial and converted to metric units. Two conversions occur since they were first transformed into UTM based on a georeference satellite image. Another map from KHD with hole locations was digitized again and converted to the NAD 83 UTM system. Relative positions from one hole to another is maintained. However, SGS believes the exact hole locations in the new coordinate system to be within a 3 to 5 meter radius. The diamond drill hole database has a total of 164 usable holes, i.e. 6 new holes and 158 historical holes.

SGS designed envelopes around the composites of the estimated mineralized zones according to the geological interpretation between the sections and its knowledge of the deposit. The correlation with the rock types was not validated for the graphitic gneiss as the core description need to be standardized according to the new geological model and also to the lack of information regarding the geology in the database. Because of the presence of graphitic gneiss with inclusions of pegmatites and mafic dykes that cross the deposit at various locations, decision was made to define the mineralized zone with inclusion of barren material at zero grade. In SGS’s opinion some of the barren material will go to the process while some other will be large enough to be taken apart from the graphitic gneiss. In the modeling of the mineralized zone, definition starts from overburden rock contact to the bottom contact.

The resources are estimated between the overburden surface and graphitic gneiss interpreted floor on cross section. A block model of 10mN x10mE x 5mZ is employed and a fixed specific gravity of 2.63 is used. The Indicated Resources are within a well drilled perimeter of approximately 64m x 46m while the Inferred Resources are within the surrounding of this perimeter with limited extension because of lack of drilling. However, outcrops show graphitic gneiss in those extensions.

Bissett Creek Project - Classified resources for public disclosure (Compliant to National Instrument 43-101)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Indicated Resources*				Inferred Resources*
% Graphitic Carbon	Tonnage	LOI**	Graphitic Carbon LECO**	In Situ Graphite	Tonnage	LOI**	Graphitic Carbon LECO**	In Situ Graphite
Cut-Off	metric	%	%	(metric tonnes)	metric	%	%	(metric tonnes)
1	20,448,900	2.87	1.97	402,200	26,232,000	2.82	1.90	499,700
1.5	14,641,000	3.19	2.24	327,700	18,027,000	3.19	2.21	397,900
2	8,779,000	3.57	2.58	226,000	10,682,000	3.59	2.51	268,000
2.5	4,562,000	3.95	2.88	131,600	4,621,000	4.17	2.89	133,400
2.7	3,077,000	4.10	3.02	93,000	3,210,000	4.23	3.00	96,400
2.8	2,374,000	4.18	3.10	73,700	2,314,000	4.30	3.10	71,800
3	1,316,000	4.34	3.27	43,100	1,402,000	4.34	3.24	45,400
3.3	469,000	4.59	3.52	16,500	353,000	4.41	3.52	12,400

Notes:	Undiluted, Rounded numbers, & Specific Gravity 2.63 tonnes per cubic meter.

*	Mineral Resources are not Mineral Reserves and they do not have demonstrated economic viability.

**	LOI is an assay technique that measures the total carbon content of a sample. LECO is an assay technique that measures the graphitic carbon content of a sample.

The base case represents resources above a 1.5% cut-off. Because the average selling price of the graphite is around $1,700 per tonne, the in situ cut-off is about $25.50 per tonne, which is suitable for open pit operations. The effective cut-off used in the preliminary assessment is 1.58%.

The above resources do not include the graphitic gneiss intersected in the holes north of the actual known deposit. SGS recommends that more drilling be done between sections with a detailed topographical survey to support Measured Resources. In SGS’s opinion, a QA/QC program must be put in place for the next drilling campaign. Actual quality control with different metallurgical testing by SGS is considered sufficient to proceed with the next stage of economic analysis.

The Preliminary Assessment evaluated a small to medium scale operation using a conventional drill, blast, load and haul process to mine an average of 870,000 tonnes of graphite bearing rock and 450,000 tonnes of waste per year. The production rate will range from 2,500 to 5,000 tonnes per day. A 2,500 tpd conventional flotation mill is proposed in the Preliminary Assessment. Mill design criteria are the same as used in other mines in Canada where, apart from the run of mine grizzly and hopper, the ore bins, the thickener and the water tanks, the entire mill services and operations are under the same roof. Whenever possible, mill equipment will be chosen on the basis of recovering a maximum of the larger flakes. Extensive laboratory and pilot plant test work done late in the 1980’s and early 1990’s by such prestigious companies as KHD, Cominco Engineering Services Ltd. and Bacon, Donaldson & Associates Ltd. have shown that a well designed mill could produce three concentrate grades (+48 mesh, -48 to +100 mesh and –100 mesh) having an average grade of 92.7 % C with an overall mill recovery of 94.4%. However, SGS is of the opinion that once a clean +48 mesh graphite material is produced it is only a matter of installing a three deck screen at the end of the circuit instead of a two deck to produce, at the same time, a discrete +35 mesh grade.

Proposed mining operations are conceptual in nature and could change substantially depending on the results of the pre-feasibility study.

SGS independently prepared a set of Excel spreadsheets for its economic model to examine the economic viability of the proposed scenario with a sensitivity analysis. At this stage, SGS has conducted the financial analysis on the basis of pre-tax results.

Assumptions are:

Mining cost overburden:	$2.20/tonne

Mining cost waste rock:	$3.81/tonne

Mining cost mineralized rock:	$4.11/tonne

Direct processing cost:	$7.50/tonne

Mine administration costs:	$1.12/tonne

Contingency on processing costs:	$1.50/tonne

General administration costs:	$3.57/tonne

Total processing cost:	$13.69/tonne

Mill recovery:	93 to 96%

Recovery mining:	100%

Mining dilution:	10%

Because of the availability of experienced mining contractors, the decision has been made to use a mining contractor rather than an owner operated mining fleet. Stripping can be done in a short period of time (within a three month period) from the starter pit, so it is considered an operating rather than a capital cost. Accordingly, there is no capital cost estimate for the pit exploitation itself. All capital costs relate to the mill construction, engineering and design, infrastructure and tailings rehabilitation and mine closure and reclamation.

September 30,
CAPEX	$

Metallurgical testing	100,000

Mill construction + Equipment	45,650,000

Mining construction	166,000

Tailings pond study & construction	1,575,000

Mine closure provision	709,000

Powerline and Connection	2,152,500

Preproduction head office	2,100,000

Contingency (20%)	10,490,500

Total CAPEX	$62,943,000

SGS’s conclusion is that development of the Bissett Creek deposit appears to be economically attractive. A discount rate of 10% yields a NPV of approximately $77.6 million, and a corresponding projected IRR of approximately 24% before taxes. The payback period in the base case is six years.

It should also be noted that in 2007, SGS carried out a detailed economic sensitivity analysis that modifies prices, costs and graphite recoveries over a +/- 25% range, producing corresponding IRR ranges varying from 13% to 42%.

Since the price of graphite in the long run should parallel the overall mining costs, SGS is confident that its 2007 detailed economic sensitivity analysis is still valid with IRR range from 13% to 42%. The 2010 updated IRR ranges between 10 and 37%. Given this economic profile, SGS’s recommendation is to proceed with a pre-feasibility study. The budget for the next phase of work is as follows:

September 30,

Bench scale pilot plant testing	$100,000

Exploration and infill diamond drilling	$400,000

Pre-feasibility study	$250,000

Environmental and permitting	$500,000

TOTAL	$1,250,000

This preliminary assessment is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves. As well, there is no certainty that the results of this preliminary assessment will be realized by Northern.

The Preliminary Assessment on the Bissett Creek Project is the subject of a Technical Report which has been filed under the Company’s profile on SEDAR and which was prepared for the Company by Gilbert Rousseau P.Eng and Claude Duplessis P.Eng of SGS, each of whom is an independent qualified person pursuant to NI 43-101.

The Company began to implement the recommended work program in July, 2010 and has completed the drilling program at a cost of approximately $450,000 and has spent approximately $65,000 on metallurgical testing, $190,000 on the prefeasibility study and $300,000 on environmental and permitting. In addition, the Company has spent in excess of $100,000 on hydrogeological drilling and $40,000 on an airborne topographical survey. The Company’s consultants have advised that the costs to complete the prefeasibility study and the environmental and permitting work are $250,000 and $220,000 respectively. In addition, the Company plans to spend $250,000 on a pilot plant test.

Exploration and Development

Since the original completion of the Technical Report in July 2010 (and prior to its revision in February 2011), the Company has completed the exploration and infill diamond drilling program which consisted of approximately 2,900 meters of drilling in 51 holes. 22 holes were infill holes designed to confirm the existing resource model and to upgrade inferred resources to the indicated category. 29 holes were expansion holes which were drilled with the objectives of increasing the size of the resource and demonstrating the potential for further expansion in the future with more drilling. All 51 holes were fairly consistently mineralized with graphite. Potentially economic mineralization was intersected in 50 holes with widths and grades similar to historical drilling on the Bissett Creek Project. The Company has not yet received all assays from the QA/QC program which are required before the actual drilling results can be verified by an independent QP and released. This summary of drilling results is provided by the Company and has been approved by Don Baxter, President who is the QP responsible for its technical content.

Once the new drill results have been compiled and analysed, the Company intends to carry out a small infill drill program to better define any new higher grade areas that have been identified so that they can be incorporated into the mine plan in the early years of operation. It is expected that this program will consist of approximately 30 holes with an average depth of 50 meters for a total program of 1,500 meters. The budget for this program is $255,000.

The Company has retained SGS to complete a pre-feasibility study which will include a new resource calculation that incorporates the recent drilling. The Company intends to file the prefeasibility report on SEDAR as a new technical report when it is completed which is expected to take place in the second quarter of 2011.

Metallurgical testing is underway at SGS Lakefield which is designed to confirm the results of extensive testing done in the past and to develop a flowsheet for a pilot plant that will be used as a basis for confirming and optimizing the flow sheet for a commercial scale mill on the Bissett Creek Project. Initial results from the metallurgical testing have confirmed the historical high, 90 to 95% recoveries of graphite that have been reported from the Bissett Creek Project but final testing is not yet complete. The Company has booked space in the pilot plant at the SGS Lakefield facility in September. The product from the pilot plant will also be supplied to potential customers for testing. The budget for the pilot plant program is $250,000.

Northern has engaged Knight Piesold Consulting to initiate the process of amending the current Mine Closure Plan for the Bissett Creek Project and obtain the necessary approvals to begin development of the Bissett Creek Project, subject to the prefeasibility study being completed and reaching a positive conclusion. The Company anticipates receiving such approvals by the end of 2011 or early 2012. The objective of the Company is to be able to make a construction decision in late 2011, subject to financing and the receipt of all regulatory approvals.

Selected Annual Information

The selected financial information set out below is based on and derived from the audited financial statements of the Company for the year ended December 31, 2010 and the unaudited financial statements of the Company for the year ended December 31, 2008, prepared in accordance with Canadian GAAP.

	September 30,	September 30,	September 30,
	Year Ended December 31, 2010 (audited) $	Year Ended December 31, 2009 (audited) $	Year Ended December 31, 2008 (unaudited) $
Statement of Loss and Deficit
Total Revenue	Nil	Nil	Nil
Total Expenses	582,573	572,273	1,210,255
Net Income/(Loss)	(495,952)	(1,215,264)	(1,210,255)
Net Income/(Loss) per Share – basic and diluted	(0.03)	—	—
Balance Sheet Data
Total Assets	2,497,020	1,255,430	2,016,930
Total Long-Term Debt	Nil	Nil	Nil
Total Liabilities	1,095,270	11,616,370	11,232,191
Shareholders’ Equity:
Share Capital	12,328,327	100	100
Equity/(Deficit)	1,401,750	(10,360,940)	(9,215,261)

Results of Operations

	September 30,	September 30,
	Years ended December 31
	2010	2009
	$	$
General and administrative expenses
Management and consulting fees	252,201	152,352
Legal and audit	91,660	40,913
Royalties	—	27,000
Office, general and administration	140,385	155,404
Interest expense	3,981	42,541
Amortization	98,600	210,131
Foreign exchange (gain) loss	(4,290)	(56,068)

	582,537	572,273

Loss and comprehensive loss before the following items	(582,537)	(572,273)
Interest and other income	19,169	—
Impairment of long-lived assets	—	(780,321)
Gain on sale of assets	—	113,441
Gain (loss) on debt settlement	67,416	23,889

Loss and comprehensive loss for the period	(495,952)	(1,215,264)

	September 30,	September 30,
	3 months ended December 31
	2010	2009
	$	$
General and administrative expenses
Management and consulting fees	48,000	62,575
Legal and audit	12,800	40,913
Office, general and administration	48,289	53,067
Interest expense	—	14,661
Amortization	22,986	52,533
Foreign exchange (gain) loss	—	13,932

	132,074	237,680

Loss and comprehensive loss before the following items	(132,074)	(237,680)
Interest and other income	—	—
Impairment of long-lived asset	—	(780,321)
Gain on sale of asset	—	113,441
Gain (loss) on debt settlement	43,649	23,889

Loss and comprehensive loss for the period	(88,425)	(880,671)

Management and consulting fees increased from $152,352 in 2009 to $252,201 in 2010 as the Company started increasing activity levels with respect to the Bissett Creek Project. Office general and administrative expenses decreased from $155,404 in 2009 to $48,289 in 2010, due to lower rental expense, a reduction in property taxes, and decreased administrative expenses.

Amortization expenses declined to $98,600 in 2010 from $210,131 last year due to a reduction in the carrying value of assets.

For the year ended December 31, 2010, the Company recorded a net loss of $495,952, or $0.03 per share, compared to a net loss of $1,215,264 in 2009. The loss in 2009 included an impairment charge of $780,321 related to obsolete assets.

Expenses capitalized to the Company’s mineral resource property for the year ended December 31, 2010 totalled $1,065,179. These expenses included $540,825 in drilling and exploration expenses, $181,821 in environmental and mine permitting expenses, $138,537 in metallurgical expenses, $101,837 in prefeasibility expenses, $52,071 in engineering expenses, and $50,088 in site and royalty expenses. There were minimal expenditures on the Bissett Creek Proroject in 2009.

Summary of Quarterly Results

The summary of quarterly results has been prepared in accordance with Canadian generally accepted accounting principles.

	September 30,	September 30,	September 30,	September 30,
	Q1	Q2	Q3	Q4
	2010	2010	2010	2010
Interest and other income	—	—	19,169	—
Loss
Total	88,259	124,136	195,132	110,629
Per share	0.01	0.01	0.01	0.00

As the Company was not previously a reporting issuer, it did not prepare quarterly financial information. Accordingly, selected comparative financial information for the eight most recent quarterly financial periods of the Company is not available or applicable.

Liquidity and Capital Resources

As at December 31, 2010, the Company had $628,410 in accounts payable and accrued liabilities and $152,340 in loans payable, compared to accounts payable and accrued liabilities of $685,927 and loans payable of $397,606 as at December 31, 2009. The amount of these current liabilities substantially exceeded cash resources in 2009 and 2010. The Company had cash of $45,943 as at December 31, 2010 compared to $283,886 as at December 31, 2009. The decrease in cash was the result of expenditures on the Company’s property in 2010. In order to improve liquidity, the Company completed a number of financings in late 2009 and the first quarter of 2010 including raising $600,000 through the issuance of secured, non-interest bearing, convertible notes (the “Notes”). A first mortgage and security interest over all of the assets of the Company, including and specifically the mineral claims and leases known as the Bissett Creek Project was granted to 2221862 Ontario Inc., a company incorporated and controlled by a director and CEO of the Company, to hold the security on behalf of the Note holders as well as to hold the proceeds from sale of the Notes in trust, and to distribute such proceeds to the Company as required to cover the costs that were to be incurred in connection with proposed going public and financing transactions and to pay existing and future expenses which were critical and necessary to keep the Company functional and solvent and protect its assets. The Company was specifically prohibited from using any of the proceeds to make any payments to directors or officers or to repay existing loans. In the event that the Company raised not less than $1,000,000 in financing, the Notes automatically converted into units of the Company consisting of one common share and one common share purchase warrant having terms substantially similar to units issued in the financing except that the price of the units would be at a 30% discount to the financing and the exercise price of the warrants would also be at a 30% discount to the exercise price of the warrants issued under the financing and holders of the Notes would be entitled to one full warrant.

If the Company raised less than $1,000,000, the Notes were convertible into units of IDSM at the option of the holder at any time after the date which was six months from the date of closing of the issuance of the Notes, at a conversion price of US$0.02 per share and each such share would have attached one common share purchase warrant entitling the holder to purchase one common share of IDSM a price of US$0.03 per share for a period of 24 months.

The Notes would, unless previously converted, become fully due and payable on the date which is 24 months from issuance and unless previously converted, became fully due and payable in the event that there was any material adverse change in the business or affairs of the Company including the initiation of bankruptcy or insolvency proceedings, as determined by 2221862 Ontario Inc. in its sole discretion.

The Notes were converted to units of the Company pursuant to their terms and the completion of the private placements described below. On conversion of the Notes, the Company issued 3,428,571 common shares at a price of $0.175 and 3,428,571 warrants to purchase common shares exercisable at a price of $0.245 for a period of 18 months from the date that the Company or its successor becomes a reporting issuer in a jurisdiction in Canada which is October 7th, 2012.

In March 2010, the Company completed non-brokered private placements of 7,327,000 units at $0.25 per unit for total proceeds of $1,831,750. Each unit consisted of one common share and one common share purchase warrant exercisable at a price of $0.35 per share for a period of 18 months from the date upon which the Company or its successor becomes a reporting issuer in a jurisdiction of Canada which is October 7th, 2012.

During the first nine months of 2010, an agreement was reached to settle a loan of US$90,796 plus accrued interest for $95,000 in cash plus 160,000 units of the Company on the same terms as the private placements referred to above. In addition, the Company settled a loan of US$161,000 for $35,000 in cash, a non-interest bearing note in the amount of US$150,000 with a term of one year, and 140,000 units of the Company having the same terms as the private placements referred to above. Agreement was also reached to settle a $110,000 loan plus accrued interest at 10% with a lender that had obtained both a judgement against the Company and a Sheriff’s writ. The lender agreed to discharge the Sheriff’s writ and to accept $125,000 in cash plus 100,000 units of the Company on the same terms as the private placements referred to above.

As at December 31, 2009 the Company had an intercompany loan due to IDSM in the amount of $9,836,794. The intercompany loan was unsecured, non-interest bearing, had no fixed terms of repayment and largely represented equity capital raised by IDSM and advanced to the Company to further the Bissett Creek Project. Effective March 31, 2010 the intercompany loan was converted to equity to facilitate the refinancing of the Company and to further the development of the Bissett Creek Project. As part of this process, in March 2010, the Company subdivided its common shares on the basis of 11,750,000 common shares for the one Common Share outstanding.

As a result of the private placements, Note conversion and debt settlements, the Company issued a total of 11,186,925 common shares and 11,155,571 common share purchase warrants. IDSM owns 9,750,000 common shares of the Company, which represents a 31.5.% interest on an undiluted basis.

The Company has a long-term reclamation deposit with the Ministry of Finance for the Province of Ontario in the amount of $314,520. The deposit accrues interest and represents a financial guarantee to the Province of Ontario that the Company will effect the proper reclamation and closure of the Bissett Creek site when activities are terminated pursuant to a Mine Development and Closure Plan that was filed with, and accepted by, the Ministry of Northern Development and Mines in accordance with the Mining Act (Ontario), including the standards, procedures and requirements of the Mining Code of Ontario. The Closure Plan related to the proposed operation based on the dry recovery process which never achieved commercial production. The Company is responsible for any reclamation costs in excess of the deposit. The Company has initiated the process of revising the Closure Plan based on a conventional flotation recovery process.

As at December 31, 2010 the Company had $588,405 in cash, receivables, and prepaid expenses, compared to $317,265 as at December 31, 2009, due to the Note and private placement financings completed late in 2009 and in the first quarter of 2010. Current liabilities have declined from $1,468,927 as at December 31, 2009 to $780,750 as at December 31, 2010 due to the loan settlement agreements, the conversion of the Notes and the payment of accounts payable.

Since the beginning of 2011 the Company has been funding operations through an intercompany working capital loan facility in the maximum amount of $600,000 from IDSM pending the completion of the Company’s IPO. The IDSM facility is repayable in two years, unless the Company raises gross proceeds of at least $3 million from the IPO, in which case it will be repayable immediately at the option of IDSM. The Company closed its IPO on April 18, 2011 which consisted of the sale of 8,000,000 common shares at a price of $0.50 per share for gross proceeds of $4,000,000, and obtained a listing on the TSX Venture Exchange effective April 20, 2011. The net proceeds of the IPO will be sufficient to repay IDSM and to fund the entire remaining costs of the next phase of recommended exploration and development work on the Bissett Creek Project. On April 26th, 2011, the Company repaid the intercompany working capital loan facility with prescribed interest.

On October 27, 2008, Industrial Minerals engaged RBC Capital Markets (“RBC”) as exclusive financial advisor to pursue potential transactions including the sale of the Company or the Bissett Creek Project, investment by a third party, or an amalgamation, plan of arrangement or other business transaction. By mutual consent, this agreement was terminated in June 2009.

On October 28, 2009, Industrial Minerals announced that Northern had entered into a letter of intent to effect a business combination with Rattlesnake Ventures Inc. (“RVI”) which would have constituted the Qualifying Transaction of RVI, a Capital Pool Company, and would have resulted in the Company becoming publicly listed on the TSXV. In conjunction with the proposed RVI transaction, the Company also signed an engagement letter with Research Capital Corporation to complete, on a best efforts basis, a financing for the Company consisting of up to $6,000,000 including $3,000,000 in flow-through financing. These transactions were not completed and the agreements with RVI and Research Capital Corporation were subsequently terminated.

Contractual Obligations

As at the date hereof, the Company’s contractual obligations consist of purchase obligations in the amount of approximately $450,000 which related to the balance of costs relating to a prefeasibility study, metallurgical testing and environmental and mine permitting for the Bissett Creek Project, all of which are due within one year. Purchase obligations represent agreements to purchase goods or services that are enforceable and legally binding on the Company.

Off Balance Sheet Arrangements

The Company does not have any off balance sheet arrangements.

Transactions with Related Parties

During the year ended December 31, 2010:

a) A director purchased Notes of $10,000 (2009 — $40,000);

b) Two directors and a former director invested $93,000 (2009 — $nil) in private placements completed by the Company;

c) The Company expensed management fees to directors and to companies controlled by directors of $140,219 (2009 — $99,500).

d) In the year ended December 31, 2010 the Company made office rental payments of $14,500 (2009 — nil) to a Company whose CEO and a Director is also a Director of Northern.

e) Directors’ fees of $63,372 (2009 — $nil) were paid to two directors of the Company.

f) During the year, the Company reached settlement agreements with directors, officers, and former director and officers, for outstanding amounts owned. A total of $299,571 in debt was settled by payment of cash in the amount of $35,000 and issuance of shares with a fair value of $35,000, for a total gain recognized in the income statement of $26,932.

As at December 31, 2010, accounts payable and accrued liabilities included $96,440 (December 31, 2009 — $101,400) due to directors and to companies controlled by directors for management fees related to the services of the directors and officers.

As at December 31, 2009 loans payable included $192,551 due to a director of Industrial Minerals and to a company related to him and accounts payable and accrued liabilities included $20,256 in accrued interest related thereto. During 2010, these loans and accrued interest were settled through the payment of $130,000, the issuance of 140,000 units of the Company with each unit consisting of one common share and one warrant to acquire one common share at a price of $0.35 for 18 months after the Company becomes a reporting issuer in Canada (October 7, 2012), and the issuance of a $152,340 unsecured non-interest bearing note due on February 26, 2011.

In 2009, the Company received $465,000 related to the issuance of senior secured convertible non-interest bearing notes (the “Notes”). A first mortgage and security interest over all of the assets of the Company, including and specifically the Bissett Creek Project, was granted to 2221862 Ontario Inc., a company controlled by a director and officer of the Company. In the first quarter of 2010, the principal amount of the Notes was increased to $600,000, they were converted into common shares and warrants of the Company pursuant to their terms, and the security interest was released.

These transactions were in the normal course of business and are recorded at an exchange value established and agreed upon by the related parties.

During the normal course of business, the Company advanced Industrial $88,030 which remains outstanding as at December 31, 2010. These advances have no fixed payment terms and will be netted against advances the Company may require from Industrial. Effective March 1st, 2011, the Company and Industrial entered an intercompany revolving loan agreement whereby all amounts due from the Company to Industrial would be provided under a $600,000 credit facility. It is repayable in two years, unless an initial public offering of at least $3,000,000 is completed by Northern before such date. In this case, Industrial could demand repayment immediately. The credit facility bears interest from March 1st, 2011 at an annual rate of 7.5 per cent and is payable annually, or earlier at any time that the credit facility is repaid in full.

Proposed Transactions

The Company continually reviews potential merger, acquisition, investment and other joint venture transactions that could enhance shareholder value. At the current time, there are no reportable proposed transactions.

Critical Accounting Estimates

The financial statements of the Company are prepared in conformity with Canadian GAAP, which requires the use of estimates, judgements, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The Company’s accounting policies are described in Note 1 to the financial statements. Critical accounting estimates are described in this section. An accounting estimate is considered critical if the estimate requires management to make assumptions about matters that were highly uncertain at the time the estimate was made, different estimates reasonably could have been used, or if changes in the estimate that would have a material impact on the Company’s financial condition or results of operations are reasonably likely to occur from period to period. Management believes that the accounting estimates employed are appropriate and resulting balances are reasonable. However, actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

Going Concern

The critical assumption made by management of the Company is that the Company will continue to operate as a going concern.

The Company is an exploration stage company that incurred a net loss of $495,952 for the year ended December 31, 2010 (2009—$1,215,264) and has an accumulated deficit of $10,926,577 since the inception of the Company. As at December 31, 2010, working capital was ($192,345) and the Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital to continue the development of the Bissett Creek Project. While the Company completed a $4,000,000 IPO the first quarter of 2011 to settle loans and payables and to advance the Bissett Creek Project, substantial additional capital is required to ultimately build a mine and processing plant on the Bissett Creek Project and to enable the Company to continue its operations. However, there is a high degree of risk and many inherent uncertainties in the mining industry and there is no assurance management will be successful in its endeavours.

The financial statements have been prepared on a going concern basis, which assumes that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The Company’s management believes that it will continue to be able to generate sufficient funds from public or private debt or equity financings for the Company to continue to operate. The Company’s financial statements do not include any adjustments that might result from negative outcomes with respect to these uncertainties.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying value of its long-lived assets held and used, other than goodwill and intangible assets with indefinite lives, and assets to be disposed of when events and circumstances warrant such a review. This review is performed using estimates of future cash flows as well as industry and market conditions and the Company’s future development plans. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value.

Changes in Accounting Policies and Recently Issued Accounting Pronouncements

Recently Adopted Accounting Pronouncements

On January 1, 2009, the Company adopted amendments to CICA Handbook Section 1000, “Financial Statement Concepts” which clarify the criteria for the recognition of an asset specifically as it relates to the use of the matching principle. Accordingly, certain items that may have been previously recognized as assets may not be able to be reflected as such under the new recommendations. The adoption of this amended accounting standard did not have a material impact on the Company’s financial position or results of operations.

In March 2009, the CICA issued EIC-174, Mining Exploration Costs, which provides guidance to mining enterprises related to the measurement of exploration costs and conditions that a mining enterprise should consider when determining the need to perform an impairment review of such costs. The accounting treatments provided in EIC-174 have been applied in the preparation of these financial statements and did not have a material impact on the Company’s financial position or results of operations.

In January 2009, the CICA issued EIC-173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. The guidance requires that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. This guidance is applicable to fiscal period ending on or after January 20, 2009. The adoption of this section did not have a material impact on the Company’s financial position or results of operations.

On June 1, 2009, the Company adopted amendments to CICA Handbook Section 3862, “Financial Instruments—Disclosures” which included amendments for additional disclosures about fair value measurements of financial instruments and enhanced liquidity risk disclosure. The additional fair value measurement disclosures include the classification of financial instrument fair values in a hierarchy comprising three levels reflecting the significance of the inputs used in making the measurements, described as follows:

Level 1:	Valuations based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:	Valuations based on directly or indirectly observable inputs in active markets for similar assets or liabilities, other than Level 1 prices, such as quoted interest or currency exchange rates; and

Level 3:	Valuations based on significant inputs that are not derived from observable market data, such as discounted cash flow methodologies based on internal cash flow forecasts.

The adoption of the amended accounting standard did not have a material impact on the Company’s financial position or results of operations.

International Financial Reporting Standards (“IFRS”)

The Canadian Accounting Standards Board has confirmed that International Financial Reporting Standards (“IFRS”) will replace current Canadian GAAP for publicly accountable enterprises. The Company will report interim and annual financial statements, including comparative financial statements, in accordance with IFRS beginning with the interim financial statements for the three months ended March 31, 2011.

IFRS Transition Plan

The Company has established an IFRS transition plan for the implementation of its transition to IFRS. The following summarizes the Company’s progress and expectations with respect to its IFRS transition plan:

Initial scoping and analysis of key areas for which accounting policies may be impacted by the transition to IFRS.	Complete.

Detailed evaluation of potential changes required to accounting policies, information systems and business processes, including the application of IFRS 1 First-time Adoption of International Financial Reporting Standards.

Complete.
Final determination of changes to accounting policies and choices to be made with respect to first-time adoption alternatives.	In progress, completion expected during Q2 2011.
Resolution of the accounting policy change implications on information technology, business processes and contractual arrangements.	In progress, completion expected during Q2 2011.
Quantification of the financial statement impact of changes in accounting policies.	Throughout 2011.
Management and employee education and training.	Throughout the transition process.

Impact of Adopting IFRS on the Company

As part of its analysis of potential changes to significant accounting policies, the Company is assessing what changes may be required to its accounting systems and business processes. The Company believes that the changes identified to date are minimal and the systems and processes can accommodate the necessary changes. To date, the Company has not identified any contractual arrangements that may be affected by potential changes to significant accounting policies. The Company’s Chief Financial Officer has and will continue to receive training on the relevant aspects of IFRS and the anticipated changes to accounting policies. The Board of Directors and Audit Committee have been regularly updated on the progress of the IFRS conversion plan, and made aware of the evaluation to date of the key aspects of IFRS affecting the Company.

First-time adoption of IFRS

IFRS 1 First-time Adoption of International Financial Reporting Standards (“IFRS 1”), which provides guidance for an entity’s initial adoption of IFRS, generally requires retrospective application of IFRS. However, IFRS 1 also provides certain optional exemptions and mandatory exceptions to this retrospective treatment. The Company has identified the following optional exemptions that it expects apply in its preparation of an opening IFRS statement of financial position as at January 1, 2010, the Company’s “Transition Date”:

•	To apply IFRS 2 Share-based Payments only to equity instruments which were issued after February 11, 2008 and had not vested by the Transition Date.

•	To apply IFRS 3 Business Combinations prospectively from the Transition Date, therefore not restating business combinations that took place prior to the Transition Date.

Prior to reporting interim financial statements in accordance with IFRS for the three months ended March 31, 2011, the Company may decide to apply other optional exemptions contained in IFRS 1. IFRS 1 does not permit changes to estimates that have been made previously. Accordingly, estimates used in the preparation of the Company’s opening IFRS statement of financial position as at the Transition Date will be consistent with those made under current Canadian GAAP. If necessary, estimates will be adjusted to reflect any difference in accounting policy.

Impact of Adopting IFRS on the Company’s Financial Statements

The adoption of IFRS will result in some changes to the Company’s accounting policies that are applied in the recognition, measurement and disclosure of balances and transactions in its financial statements. The following provides a summary of the Company’s evaluation to date of potential changes to accounting policies in key areas based on the current standards and guidance within IFRS. This is not intended to be a complete list of areas where the adoption of IFRS will require a change in accounting policies, but to highlight the areas that the Company has identified as having the most potential for a significant change. The International Accounting Standards Board has a number of ongoing projects, the outcome of which may have an effect on the changes required to the Company’s accounting policies on adoption of IFRS. At the present time, however, the Company is not aware of any significant expected changes prior to its adoption of IFRS that would affect the summary provided below.

Exploration and Evaluation Expenditures

IFRS currently allows an entity to retain its existing accounting policies related to the exploration for and evaluation of mineral properties, subject to some restrictions. The Company expects to retain its current policy of deferring exploration and evaluation expenditures until such time as the properties are either put into commercial production, sold, determined not to be economically viable or abandoned. Therefore, the Company does not expect that the adoption of IFRS will result in any significant change to the related line items within its financial statements.

Impairment of (Non-financial) Assets

IFRS, like Canadian GAAP, requires an assessment at each reporting date as to whether there are indicators of impairment of deferred exploration and evaluation costs. The factors considered under IFRS are quite similar to Canadian GAAP, but there are some differences. IFRS requires a write down of assets if the higher of the fair market value and the value in use of a group of assets is less than its carrying value. Value in use is determined using discounted estimated future cash flows. Current Canadian GAAP requires a write down to estimated fair value only if the undiscounted estimated future cash flows of a group of assets are less than its carrying value.

The Company’s accounting policies related to impairment of deferred exploration costs will be changed to reflect these differences; however, the Company does not expect this change will have an immediate impact to the carrying value of its assets. The Company will perform impairment assessments as at the Transition Date in accordance with IFRS.

Share-based Payments

In certain circumstances, IFRS requires a different measurement of stock-based compensation related to stock options than current Canadian GAAP. The Company does not expect any changes to its accounting policies related to share-based payments that would result in a significant change to line items within its financial statements.

Asset Retirement Obligations (Decommissioning Liabilities)

IFRS requires the recognition of a decommissioning liability for legal or constructive obligations, while current Canadian GAAP only requires the recognition of such liabilities for legal obligations. A constructive obligation exists when an entity has created reasonable expectations that it will take certain actions. The Company’s accounting policies related to decommissioning liabilities will be changed to reflect these differences, however, the Company does not expect this change will have an immediate impact to the carrying value of its assets or liabilities.

Property and Equipment

IFRS contains different guidance related to recognition and measurement of property and equipment than current Canadian GAAP. The Company does not expect any changes to its accounting policies related to property and equipment that would result in a significant change to line items within its financial statements.

Income Taxes

In certain circumstances, IFRS contains different requirements related to recognition and measurement of future (deferred) income taxes. The Company does not expect any changes to its accounting policies related to income taxes that would result in a significant change to line items within its financial statements.

As the review of accounting policies is completed, appropriate changes to ensure the integrity of internal control over financial reporting and disclosure controls and procedures will be made. For example, any changes in accounting policies could result in additional controls or procedures being required to address reporting of first time adoption as well as ongoing IFRS reporting requirements. The Company has identified resource requirements to establish appropriate IFRS financial reporting expertise at all levels of the business.

The Company will hold an IFRS information session with members of the Board of Directors (including Audit Committee members) in the second quarter of 2011 during which management will provide the Board with a review of the timeline for implementation, the implications of IFRS standards to the business and an overview of the impact to the financial statements. As a result of the information session, the Audit Committee members will review the Audit Committee Charter and make the necessary changes to reflect the requirements for IFRS financial expertise. The Audit Committee will continue to receive quarterly presentations and project status updates from management.

Subsequent Disclosures

Further disclosures of the IFRS transition process are expected as follows:

•

The Company’s first financial statements prepared in accordance with IFRS will be the interim financial statements for the three months ending March 31, 2011, which will include notes disclosing transitional information and disclosure of new accounting policies under IFRS. The interim financial statements for the three months ending March 31, 2011 will also include 2010 financial statements for the comparative period, adjusted to comply with IFRS, and the Company’s transition date IFRS statement of financial position (as at January 1, 2010).

Financial Instruments and Other Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The Company’s financial instruments include cash, receivables, deposits, accounts payable and accrued liabilities. The fair value of these instruments is equivalent to the carrying value, given the short maturity period.

Disclosure of Outstanding Share Data (as at April 26, 2011):

Common Shares

Authorized: Unlimited number of common shares.

Outstanding: 30,936,925 common shares.

Warrants

Outstanding:

	September 30,	September 30,
Exercise price	Number outstanding	Expiry date
$0.25	3,428,571	October 7, 2012
$0.35	7,727,000	October 7, 2012
$0.50	560,000	April 18, 2012

	11,715,571

Trends

There are significant uncertainties regarding the prices of industrial minerals as well as gold and other precious metals and in the availability of equity financing for the purposes of mineral exploration and development. For instance, the prices of industrial minerals, including graphite, silver, gold, and other precious metals have fluctuated widely in recent years and it is expected that wide fluctuations may continue. Management of the Company is not aware of any trend, commitment, event or uncertainty both presently known or reasonably expected by the Company to have a material adverse effect on the Company’s business, financial condition or results of operations other than the normal speculative nature of the natural resource industry and the risks disclosed below under the heading “Risk Factors”.

Risk Factors

An investment in the Company’s common shares is speculative and subject to risks and uncertainties. The occurrence of any one or more of these risks or uncertainties could have a material adverse effect on the value of any investment in the Company and the business, prospects, financial position, financial condition or operating results of the Company. Shareholders and pprospective investors should carefully consider the following risk factors. The risk factors noted below are not an exhaustive list of all risk factors associated with an investment in the Company’s common shares or in connection with the operations of the Company.

Exploration Stage Company and Single Asset

The Company has a limited history of operations and is in the early stage of development. The Company is engaged in the business of exploring and developing a single asset, the Bissett Creek Project, in the hope of ultimately, at some future point, placing the Bissett Creek Project into production. The Bissett Creek Project will be for the foreseeable future the Company’s sole asset. Although management believes the Bissett Creek Project has sufficient merit to justify focusing all the Company’s limited resources upon it, the Company will in consequence be exposed to some heightened degree of risk due to the lack of property diversification. The Bissett Creek Project is known to host NI 43-101 compliant Indicated and Inferred Resources. However, there are no guarantees that these Indicated and Inferred Resources will ever be demonstrated, in whole or in part, to be profitable to mine. There can be no assurance that any of the Company’s planned exploration and development activities on the Bissett Creek Project will ever lead to graphite production from the Bissett Creek Project.

Mineral Exploration and Development

The exploration and development of mineral projects is highly speculative in nature and involves a high degree of financial and other risks over a significant period of time which even a combination of careful evaluation, experience and knowledge may not reduce or eliminate. The Bissett Creek Project, which will constitute the Company’s sole asset, is known to host NI 43-101 compliant Indicated and Inferred Resources. However, there are no guarantees that there will ever be reserves sufficient to support a profitable mining operation on the Bissett Creek Project. The proposed multi-phase exploration and development program on the Bissett Creek Project is subject to a significant degree of risk. Whether a mineral deposit will be commercially viable depends on a number of factors, including the particular attributes of the deposit (i.e. size, grade, access and proximity to infrastructure), financing costs, the cyclical nature of commodity prices and government regulations (including those relating to prices, taxes, currency controls, royalties, land tenure, land use, importing and exporting of mineral products, and environmental protection). The effect of these factors or a combination thereof cannot be accurately predicted but could have an adverse impact on the Company.

No History of Mineral Production

The Company has never had an interest in a mineral producing property. There is no assurance that commercial quantities of minerals will be discovered at the Bissett Creek Project or any future properties, nor is there any assurance that the exploration programs of the Company thereon will yield any positive results. Even if commercial properties of minerals are discovered, there can be no assurance that any property of the Company will ever be brought to a stage where Mineral Resources can be profitably produced thereon. Factors which may limit the ability of the Company to produce Mineral Resources from its properties include, but are not limited to, the price of Mineral Resources are explored, availability of additional capital and financing and the nature of any mineral deposits.

Mining Operations and Insurance

Mining operations generally involve a high degree of risk. The Company’s operations will be subject to all of the hazards and risks normally encountered in mineral exploration and development. Such risks include unusual and unexpected geological formations, seismic activity, rock bursts, cave-ins, water inflows, fires and other conditions involved in the drilling and removal of material, environmental hazards, industrial accidents, periodic interruptions due to adverse weather conditions, labour disputes, political unrest and theft. The occurrence of any of the foregoing could result in damage to, or destruction of, mineral properties or interests, production facilities, personal injury, damage to life or property, environmental damage, delays or interruption of operations, increases in costs, monetary losses, legal liability and adverse government action. The Company does not currently carry insurance against these risks and there is no assurance that such insurance will be available in the future, or if available, at economically feasible premiums or acceptable terms. The potential costs associated with losses or liabilities not covered by insurance coverage may have a material adverse effect upon the Company’s financial condition.

Limited Operating History and Financial Resources

The Company has a limited operating history, has no operating revenues and is unlikely to generate any revenues from operations in the immediate future. It anticipates that its existing cash resources will be sufficient to cover its projected funding requirements for the ensuing year. If its phased exploration and development program is successful, additional funds will be required to bring the Bissett Creek Project to production. The Company has limited financial resources and there is no assurance that sufficient additional funding will be available to enable it to fulfill its obligations or for further exploration and development on acceptable terms or at all. Failure to obtain additional funding on a timely basis could result in delay or indefinite postponement of further exploration and development and could cause the Company to reduce or terminate its operations. Additional funds raised by the Company from treasury share issuances may result in further dilution to the shareholders of the Company or a change of control.

Government Regulation

The future operations of the Company, including exploration and development activities and the commencement and continuation of commercial production, require licenses, permits or other approvals from various federal, provincial and local governmental authorities and such operations are or will be governed by laws and regulations relating to prospecting, development, mining, production, exports, taxes, labour standards, occupational health and safety, waste disposal, toxic substances, land use, water use, environmental protection, land claims of indigenous people and other matters. The Company believes that the Bissett Creek Project is in substantial compliance with all material laws and regulations which currently apply to its activities. There can be no assurance, however, that the Company will obtain on reasonable terms or at all the permits and approvals, and the renewals thereof, which it may require for the conduct of its future operations or that compliance with applicable laws, regulations, permits and approvals will not have an adverse effect on plans to explore and develop the Bissett Creek Project. Possible future environmental and mineral tax legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delay on the Company’s planned exploration and operations, the extent of which cannot be predicted.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Results of Prior Exploration Work

In preparing the Technical Report, the authors of such report relied upon data generated by exploration work carried out by geologists employed by others. There is no guarantee that data generated by prior exploration work is 100% reliable and discrepancies in such data not discovered by the Company may exist. Such errors and/or discrepancies, if they exist, could impact on the accuracy of the Technical Report.

Reliance on Management and Experts

The success of the Company will be largely dependent upon the performance of its senior management and directors. Due to the relative small size of the Company, the loss of these persons or the inability of the Company to attract and retain additional highly-skilled employees may adversely affect its business and future operations. The Company has not purchased any “key-man” insurance nor has it entered into any non-competition or non-disclosure agreements with any of its directors, officers or key employees and has no current plans to do so.

The Company has hired and may continue to rely upon consultants and others for geological and technical expertise. The Company’s current personnel may not include persons with sufficient technical expertise to carry out the future development of the Company’s properties. There is no assurance that suitably qualified personnel can be retained or will be hired for such development.

Competition

The mineral exploration and mining business is competitive in all of its phases. The Company competes with numerous other companies and individuals, including competitors with greater financial, technical and other resources, in the search for and the acquisition of attractive mineral properties. The mining industry is facing a shortage of equipment and skilled personnel and there is intense competition for experienced geologists, field personnel, contractors and management. There is no assurance that the Company will be able to compete successfully with others in acquiring such equipment or personnel.

Conflicts of Interest

Certain of the directors and officers of the Company also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently, there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving the Company should be made in accordance with their fiduciary duties and obligations to deal fairly and in good faith with a view to the best interests of the Company and its shareholders.

In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Business Corporations Act (Ontario) and other applicable laws.

Competitive Conditions

The mineral exploration and mining business is competitive in all phases of exploration, development and production. The Company competes with a number of other entities in the search for and acquisition of productive mineral properties. As a result of this competition, the majority of which is with companies with greater financial resources than the Company, the Company may be unable to acquire attractive properties in the future on terms it considers acceptable. The Company also competes for financing with other resources companies, many of whom have greater financial resources and/or more advanced properties. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Company.

Title to Property

The Company has carefully examined the historical record of ownership of the registered surface and mineral rights for the claims comprising the Bissett Creek Project, and the leasehold interests comprising the Bissett Creek Project, and has established and confirmed that ownership thereof is valid and secure and that title is properly registered. However, there can be no assurance or guarantee that the Company’s interests in the Bissett Creek Project may not be challenged. There can be no assurance that the Company will be able to secure the grant or the renewal of exploration permits or other tenures on terms satisfactory to it, or that governments having jurisdiction over the Bissett Creek Project will not revoke or significantly alter such permits or other tenures or that such permits and tenures will not be challenged or impugned. It is always possible, though unlikely, that third parties may have valid claims not appearing in the historical record underlying portions of the interests of the Company and the permits or tenures may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by undetected defects. If a title defect exists, it is possible that the Company may lose all or part of its interest in the properties to which such defects relate.

Aboriginal Land Claims

At the present time, none of the lands comprising the Bissett Creek Project are the subject of an aboriginal land claim. However, no assurance can be provided that such will not be the case in the future. If any aboriginal peoples file a claim with respect to aboriginal title or rights to the lands comprising the Bissett Creek Project, and if any such claim is successful, it could have an adverse effect on the Company’s assets, results of operations and its ability to execute its business plan.

Environmental Risks and Hazards

All phases of the Company’s operations will be subject to environmental regulation in the jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation and provide for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry activities and operations. They also set forth limitations on the generation, transportation, storage and disposal of hazardous waste. A breach of such regulation may result in the imposition of fines and penalties. In addition, certain types of mining operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. The cost of compliance with changes in governmental regulations has the potential to reduce the viability or profitability of operations of the Company. The Bissett Creek Project has, over the course of the past two decades, been subject to several environmental studies. Additional environmental studies will, however, be required as the Company’s anticipated exploration and development programs unfold. It is always possible that, as work proceeds, environmental hazards may be identified on the Bissett Creek Project which are at present unknown to the Company and which may have the potential to negatively impact on the Company’s exploration and development plans for the Bissett Creek Project.

Cost of Land Reclamation

It is difficult to determine the exact amounts which will be required to complete all land reclamation activities on the Bissett Creek Project. Reclamation bonds and other forms of financial assurance represent only a portion of the total amount of money that will be spent on reclamation activities over the life of a mine. Accordingly, it may be necessary to revise planned expenditures and operating plans in order to fund reclamation activities. Such costs may have a material adverse impact upon the financial condition and results of operations of the Company.

Commodity Prices

The price of the Company’s securities, its financial results and its exploration, development and mining activities have previously been, or may in the future be, significantly adversely affected by declines in the price of graphite. Industrial mineral prices fluctuate widely and are affected by numerous factors beyond the Company’s control such as the sale or purchase of industrial minerals by various dealers, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, the degree to which a dominant producer uses its market strength to bring supply into equilibrium with demand, and international political and economic trends, conditions and events. The prices of industrial minerals have fluctuated widely in recent years, and future price declines could cause continued exploration and development of the Bissett Creek Project to be impracticable.

Further, reserve calculations and life-of-mine plans using significantly lower industrial mineral prices could result in material write-downs of the Company’s investment in the Bissett Creek Project and increased amortization, reclamation and closure charges.

In addition to adversely affecting reserve estimates and the Company’s financial condition, declining commodity prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

Price Volatility and Lack of Active Market

In recent years, securities markets in Canada and elsewhere have from time to time experienced high levels of price and volume volatility. Consequently, the market prices of the securities of many public companies have experienced significant fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. It may be anticipated that the quoted market for the Company’s securities will be subject to such market trends and that the value of such securities may be affected accordingly. If an active market does not develop, the liquidity of any investment in the Company may be limited and the market price of such securities may decline.

Litigation

From time to time, the Company may be involved in lawsuits. The outcomes of any such legal actions may have a material adverse effect on the financial results of the Company on an individual or aggregate basis.

Dividends

The Company has no earnings or dividend record and does not anticipate paying any dividends on its common shares in the foreseeable future.

Additional Information

Additional information relating to the Company is available on SEDAR at www.sedar.com.